Exhibit 99 (a)

BOK Financial Reports Quarterly Earnings of $65 Million or $0.94 per Share
Commercial Loan Balances Edge Upward; Dividend to Increase 10%

TULSA, Okla. (Tuesday April 26, 2011) – BOK Financial Corporation reported net income of $64.8 million or $0.94 per diluted share for the first quarter of 2011, up from $58.8 million or $0.86 per diluted share for the fourth quarter of 2010 and $60.1 million or $0.88 per diluted share for the first quarter of 2010.

“BOK Financial is pleased to announce a strong start to 2011 with record earnings for the first quarter,” said President and CEO Stan Lybarger.  “The Company’s performance and capital position allows us to increase our quarterly cash dividend.  This is the sixth consecutive annual increase since we paid our first cash dividend in the second quarter of 2005.  Outstanding commercial loan balances were up in most of our markets and net interest revenue increased over the previous quarter.  We continue to see steady credit quality improvements.”

Highlights of first quarter of 2011 included:

•
Net interest revenue totaled $170.6 million compared to $163.7 million for the fourth quarter of 2010.  Net interest margin increased to 3.46% for the first quarter of 2011 compared to 3.19% for the fourth quarter of 2010.  The yield on the securities portfolio improved as actual and expected prepayment speeds slowed in response to an increase in interest rates which began in the previous quarter.

•	Fees and commissions revenue totaled $123.3 million compared to $136.0 million for the fourth quarter of 2010. Mortgage banking revenue decreased $7.8 million due to reduced origination volumes.

•
Changes in the fair value of mortgage servicing rights, net of economic hedge, decreased pre-tax net income for the first quarter of 2011 by $2.8 million and increased pre-tax net income for the fourth quarter of 2010 by $6.6 million.

•
Operating expenses, excluding changes in the fair value of mortgage servicing rights, totaled $181.6 million, down $21.9 million compared to the prior quarter.  Personnel expenses decreased $6.8 million due primarily to lower incentive compensation expense.  Non-personnel expenses decreased $15.1 million due primarily to lower mortgage banking expenses and other operating expense.

•
Provision for credit losses totaled $6.3 million for the first quarter of 2011 compared to $7.0 million for the fourth quarter of 2010.  Net loans charged off decreased to $10.3 million from $14.2 million for the previous quarter.

•
Combined allowance for credit losses totaled $303 million or 2.86% of outstanding loans at March 31, 2011 and $307 million or 2.89% of outstanding loans at December 31, 2010.  Nonperforming assets totaled $379 million or 3.54% of outstanding loans and repossessed assets at March 31, 2011 and $394 million or 3.66% of outstanding loans and repossessed assets at December 31, 2010.

•
Outstanding loan balances were $10.6 billion at March 31, 2011, down $53 million since December 31, 2010.  Commercial loan balances increased $114 million during the first quarter of 2011 primarily in the manufacturing, energy and healthcare sectors.  Lower outstanding construction and land development loan balances decreased commercial real estate loans by $54 million.  Residential mortgage loans decreased $51 million and consumer loans decreased $62 million.

•
Total period end deposits increased $694 million during the first quarter of 2011 to $17.9 billion.  All categories of deposits increased during the first quarter.  Deposit growth was largely centered on commercial customers across most of our markets.

•
Tangible common equity ratio increased to 9.54% at March 31, 2011 from 9.21% at December 31, 2010, due to retained earnings growth.  The tangible common equity ratio is a non-GAAP measure of capital strength used by the Company and investors based on shareholders’ equity minus intangible assets and equity that does not benefit common shareholders, such as equity provided by the U.S. Treasury’s Asset Relief Program (“TARP”).  BOK Financial chose not to participate in the TARP Capital Purchase Program.  The Company and each of its subsidiary banks exceeded the regulatory definition of well capitalized.  The Company’s Tier 1 capital ratios, as defined by banking regulations, were 12.97% at March 31, 2011 and 12.69% at December 31, 2010.

•
The Company paid a cash dividend of $17.1 million or $0.25 per common share during the first quarter of 2011.  The Company will increase the quarterly cash dividend to $0.275 per common share payable on or about May 27, 2011 to shareholders of record as of May 13, 2011.

Net Interest Revenue

Net interest revenue increased $7.0 million over the fourth quarter of 2010.  Net interest margin increased 27 basis points over the prior quarter to 3.46%.  Average earning assets decreased $491 million.

The increase in net interest revenue and net interest margin resulted from improved yield on the securities portfolio.  Extremely low intermediate and long-term interest rates experienced in the early fourth quarter of 2010 increased actual and projected prepayment speeds which reduced security portfolio yields through accelerated premium amortization and lower reinvestment rates.  As intermediate and long-term interest rates increased near the end of the fourth quarter and stabilized throughout the first quarter of 2011, premium amortization slowed and reinvestment rates improved.  The securities portfolio yield increased 52 basis points to 3.25%.  The loan portfolio yield and the cost of interest-bearing liabilities were largely unchanged compared to the previous quarter.

The average balance of the securities portfolio decreased $319 million including a $239 million decrease in available for sale securities and a $78 million decrease in mortgage trading securities held as an economic hedge of mortgage servicing rights.  Average outstanding loans decreased $13 million.  The growth in average commercial loan balances was offset by decreases in commercial real estate, residential mortgage and consumer loans.

Average deposits increased $428 million over the previous quarter.  Interest-bearing transaction account balances increased $307 million, demand deposit account balances increased $94 million and time deposit account balances increased $15 million.  Average balances of borrowed funds decreased $1.0 billion from the previous quarter.

Fees and Commissions Revenue

Fees and commissions revenue decreased $12.7 million to $123.3 million for the first quarter of 2011 due primarily to a $7.8 million decrease in mortgage banking revenue and a $3.2 million decrease in brokerage and trading revenue.

The decrease in mortgage banking revenue was due to lower mortgage loan volume.  Fundings of residential mortgage loans for sale totaled $452 million in the first quarter of 2011 and $822 million in the fourth quarter of 2010.  Brokerage and trading revenue decreased due primarily to a $2.6 million credit loss on certain mortgage banking customer risk management derivative contracts and lower loan syndication fees.  The derivatives credit loss was largely offset by a decrease in related incentive compensation expense.

Operating Expenses

Total operating expenses were $178.4 million for both the first quarter of 2011 and the fourth quarter of 2010.  Excluding changes in the fair value of mortgage servicing rights, operating expenses totaled $181.6 million, down $21.9 million from the fourth quarter of 2010.

Personnel costs decreased $6.8 million from the prior quarter, primarily due to reduced incentive compensation.  Cash-based incentive compensation decreased $6.9 million, including a decrease in incentive compensation related to derivative losses.  Deferred compensation expense, which is directly linked to changes in the market value of Company stock and performance of other investments, decreased $2.2 million.

Non-personnel expenses decreased $15.1 million from the fourth quarter of 2010.  Mortgage banking expenses decreased $5.5 million primarily due to lower provisions for losses on loans sold with recourse and foreclosure costs on loans serviced for others.  Other expenses decreased $5.3 million due largely to a reduction in depreciation expense on equipment used in our leasing business.  All other non-personnel expenses decreased by $4.3 million primarily due to decreases in professional fees, data processing costs and net losses and expenses on repossessed assets.

Credit Quality

Nonperforming assets decreased $15 million during the first quarter to $379 million or 3.54% of outstanding loans and repossessed assets at March 31, 2011.  Nonaccruing loans decreased $4.9 million and repossessed assets decreased $10 million.

Nonaccruing loans totaled $226 million or 2.13% of outstanding loans at March 31, 2011 compared to $231 million or 2.17% of outstanding loans at December 31, 2010.  During the first quarter of 2011, $55 million of new nonaccruing loans were identified offset by $24 million in payments received, $15 million in charge-offs and $21 million in foreclosures and repossessions.

Nonaccruing commercial loans totaled $57 million or 0.95% of total commercial loans at March 31, 2011.  Nonaccruing loans in the wholesale/retail sector totaled $30 million or 3.09% of total wholesale/retail sector loans and nonaccruing services sector loans totaled $16 million or 0.99% of total services sector loans.  Nonaccruing commercial loans increased $19 million over December 31, 2010 primarily due to a $22 million increase in nonaccruing wholesale/retail sector loans largely due to a single customer relationship.  Newly identified nonaccruing commercial loans totaled $31 million, offset by $8.4 million in payments, $2.4 million in charge-offs and $1.1 million in foreclosures.

Nonaccruing commercial real estate loans totaled $126 million or 5.65% of outstanding commercial real estate loans at March 31, 2011, down $25 million from December 31, 2010.  Nonaccruing commercial real estate loans attributed to various markets included $44 million or 21% of total commercial real estate loans in Arizona and $34 million or 20% of total commercial real estate loans in Colorado.  Nonaccruing commercial real estate loans continued to be largely concentrated in land development and residential construction loans with $91 million or 23% of all land development and construction loans nonaccruing at March 31, 2011.  Newly identified nonaccruing commercial real estate loans totaled $6.9 million, offset by $12 million of cash payments received, $6.9 million of charge-offs and $13 million of foreclosures.

Nonaccruing residential mortgage loans totaled $38 million or 2.13% of outstanding residential mortgage loans at March 31, 2011, up $398 thousand over December 31, 2010.  Residential mortgage loans past due 90 days or more and still accruing interest totaled $1.2 million, down from $2.0 million at December 31, 2010.  Residential mortgage loans past due 30 to 89 days totaled $14 million, down $9.3 million from December 31, 2010.

The combined allowance for credit losses totaled $303 million or 2.86% of outstanding loans and 134% of nonaccruing loans at March 31, 2011.  The allowance for loan losses was $290 million and the allowance for off-balance sheet credit losses was $13 million.  Approximately $66 million of impaired loans, which consist primarily of nonaccruing commercial and commercial real estate loans, have been charged-down to the amount management expects to recover and accordingly have no allowance for loan loss attributed to them.  The remaining $132 million of impaired loans have $9.8 million of the allowance for loan losses attributed to them.

Real estate and other repossessed assets totaled $131 million at March 31, 2011 primarily consisting of $56 million of 1-4 family residential properties and residential land development properties, $46 million of developed commercial real estate properties and $25 million of undeveloped land.  The distribution of real estate owned and other repossessed assets among various markets included $42 million attributed to Arizona, $32 million attributed to Texas, $16 million attributed to Colorado and $12 million attributed to Oklahoma.  Real estate and other repossessed assets decreased by $10 million during the first quarter due to additions of $21 million partially offset by $15 million in sales and $4.3 million in write-downs and losses.  In addition, the $12 million cost basis of shares of the entity in which we hold an equity interest were transferred to the available for sale securities portfolio as the shares are listed for trading on a national stock exchange.

The Company also has off-balance sheet obligations related to certain community development residential mortgage loans sold to U.S. government agencies with recourse.  These mortgage loans were underwritten to standards approved by the agencies, including full documentation and originated under programs available only for owner-occupied properties.  The outstanding principal balance of these loans totaled $284 million at March 31, 2011, down from $289 million at December 31, 2010.  The loans are primarily to borrowers in our primary market areas, including $200 million in Oklahoma, $30 million in Arkansas, $17 million in New Mexico, $15 million in Kansas/Missouri and $13 million in Texas.  At March 31, 2011, approximately 6% of these loans are nonperforming and 5% were past due 30 to 89 days.  A separate allowance for credit risk of $16 million is available for losses on these loans.

Securities and Derivatives

The fair value of available for sale securities totaled $9.7 billion at March 31, 2011, a $397 million increase over December 31, 2010.  The available for sale portfolio consisted primarily of residential mortgage-backed securities, including $8.9 billion fully backed by U.S. government agencies and $573 million privately issued by publicly owned financial institutions.  Privately issued mortgage-backed securities included $391 million backed by Jumbo-A residential mortgage loans and $182 million backed by Alt-A residential mortgage loans.

Net unrealized gains on available for sale securities totaled $201 million at March 31, 2011 and $200 million at December 31, 2010.  Net unrealized gains on residential mortgage-backed securities issued by U.S. government agencies decreased $26 million to $227 million at March 31, 2011.  Net unrealized losses on privately-issued residential mortgage-backed securities decreased $14 million to $57 million at March 31, 2011.  Net unrealized gains on equity securities and mutual funds increased $13 million to $27 million at March 31, 2011.

The amortized cost of privately issued residential mortgage-backed securities totaled $630 million at March 31, 2011, down $85 million since December 31, 2010 due primarily to cash received.  Approximately $498 million of the privately issued residential mortgage-backed securities were rated below investment grade by at least one nationally-recognized rating agency.   Cash received during the first quarter reduced the amortized cost of privately issued residential mortgage-backed securities rated below investment grade by $25 million.  Amortized cost of these securities was also reduced by $4.6 million for credit-related impairment charges during the first quarter.  Aggregate unrealized losses on privately-issued residential mortgage-backed securities rated below investment grade totaled $51 million at March 31, 2011.  Aggregate unrealized losses on these same below investment grade securities were $62 million at December 31, 2010.

The Company recognized $4.9 million of net gains on sale of $793 million of available for sale securities in the first quarter of 2011 and $953 thousand of net gains on the sale of $536 million of available for sale securities in the fourth quarter of 2010.  Securities were sold either to mitigate extension exposure from rising interest rates or because they had reached their expected maximum potential total return.

Certain residential mortgage-backed securities and derivative contracts are held by the Company as an economic hedge against the changes in the fair value of the mortgage servicing rights that fluctuates due to changes in prepayment speeds and other assumptions.  Changes in the fair value of mortgage servicing rights, net of economic hedge reduced pre-tax net income by $2.8 million in the first quarter of 2011 compared to an increase in pre-tax net income of $6.6 million in the fourth quarter of 2010.

	Three Months Ended
	March 31, 2011	Dec. 31,2010	March 31, 2010

Loss on mortgage hedge derivative contracts	$(2,419)	$(7,392)	$(659)
Gain (loss) on mortgage trading securities	(3,518)	(11,117)	448
Total loss on financial instruments held as an economic hedge of mortgage servicing rights	(5,937)	(18,509)	(211)
Gain on change in fair value of mortgage servicing rights	3,129	25,111	2,100	1
Gain (loss) on changes in fair value of mortgage servicing rights, net of economic hedges	$(2,808)	$6,602	$1,889

Net interest revenue on mortgage trading securities	$3,058	$4,232	$4,237
1	Excludes $11.8 million day-one gain on the purchase of mortgage servicing rights

Loans, Deposits and Capital

Loans

Outstanding loans at March 31, 2011 were $10.6 billion, down $53 million from December 31, 2010.  Commercial loan balances were up $114 million primarily in the manufacturing, energy and healthcare sectors.  Construction and land development commercial real estate loans decreased $54 million, residential mortgage loans decreased $51 million and consumer loans decreased $62 million during the first quarter of 2011.

Outstanding commercial loans grew to $6.0 billion at March 31, 2011.  Manufacturing sector loans increased $55 million, energy sector loans increased $48 million and healthcare sector loans increased $31 million.  Wholesale/retail sector loans decreased by $26 million from December 31, 2010.  Unfunded energy loan commitments decreased $118 million to $1.9 billion.  Unfunded commercial loan commitments, excluding the energy sector of the portfolio, remained at $2.5 billion at March 31, 2011.

Commercial real estate loans totaled $2.2 billion at March 31, 2011, down $54 million from December 31, 2010.  Residential construction and land development loans continued to decrease, down $54 million during the first quarter.  The decrease in commercial real estate loans was largely concentrated in the Oklahoma and Colorado markets, partially offset by an increase commercial real estate loans in the Arizona and Texas markets.  Unfunded commercial real estate loan commitments increased $44 million during the first quarter to $281 million.

Permanent residential mortgage loans decreased $58 million.  The residential mortgage loan portfolio generally represents variable rate jumbo mortgage loans that exceed the maximum principal balances set by government sponsored agency standards, but otherwise generally conform to those standards.  Low interest rates in the first quarter continued a trend in increased demand to refinance these mortgage loans into long-term fixed rate loans.  Generally we do not offer this type of loan because of excessive future interest rate risk.  Additionally, home equity loans increased $7.2 million.

Consumer loans decreased $62 million compared to the prior quarter primarily due to $41 million in continued runoff of indirect automobile loans related to the previously announced decision to curtail that business in favor of a customer-focused direct approach to consumer lending.  The outstanding balance of other consumer loans decreased $21 million.

Deposits

Total deposits increased $694 million during the first quarter to $17.9 billion at March 31, 2011.  Interest-bearing transaction account balances increased $274 million, demand deposit balances increased $236 million and time deposits increased $168 million.  Among the lines of business, commercial deposits increased $1.3 billion, partially offset by seasonal decreases in consumer deposits of $547 million and wealth management deposits of $115 million.  Growth in commercial deposit balances was largely driven by small business and commercial and industrial customers.

Capital

The Company and its subsidiary bank exceeded the regulatory definition of well capitalized at March 31, 2011.  The Company’s Tier 1 and total capital ratios were 12.97% and 16.48%, respectively, at March 31, 2011.  Tier 1 and total capital ratios were 12.69% and 16.20%, respectively, at December 31, 2010.  In addition the Company’s tangible common equity ratio, a non-GAAP measure, was 9.54% at March 31, 2011 and 9.21% at December 31, 2010.  Unrealized securities gains added 45 basis points to the tangible common equity ratio at March 31, 2011.

Effective January 1, 2011, the Company combined each of its subsidiary banks into a newly-named entity, BOKF, NA.  Divisions of BOKF, NA will continue to operate in each market under established bank trade names.  Regulatory capital ratios for BOKF, NA will be more closely aligned with consolidated regulatory capital ratios for BOK Financial Corporation.

About BOK Financial Corporation

BOK Financial is a regional financial services company that provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network.  Holdings include BOKF, NA, BOSC, Inc., Cavanal Hill Investment Management, Inc., and Southwest Trust Company, N.A.  Operating divisions of BOKF, NA include Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Oklahoma, Bank of Texas, Colorado State Bank and Trust, Bank of Kansas City and the TransFund electronic funds network.  Shares of BOK Financial are traded on the NASDAQ under the symbol BOKF. For more information, visit www.bokf.com.

The Company will continue to evaluate critical assumptions and estimates, such as the adequacy of the allowance for credit losses and asset impairment as of March 31, 2011 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.

This news release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about BOK Financial, the financial services industry and the economy generally.  Words such as “anticipates,” “believes,” “estimates,” “expects,”  “forecasts,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Management judgments relating to and discussion of the provision and allowance for credit losses involve judgments as to future events and are inherently forward-looking statements.  Assessments that BOK Financial’s acquisitions and other growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified.  These statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements.  Internal and external factors that might cause such a difference include, but are not limited to (1) the ability to fully realize expected cost savings from mergers within the expected time frames, (2) the ability of other companies on which BOK Financial relies to provide goods and services in a timely and accurate manner, (3) changes in interest rates and interest rate relationships, (4) demand for products and services, (5) the degree of competition by traditional and nontraditional competitors, (6) changes in banking regulations, tax laws, prices, levies and assessments, (7) the impact of technological advances and (8) trends in consumer behavior as well as their ability to repay loans.  BOK Financial and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.